Exhibit 5.2

INTERNAL REVENUE SERVICE
P. O. BOX 2508
CINCINNATI, OH 45201

DEPARTMENT OF THE TREASURY

Date: APR 30 2012

DILLON COMPANIES INC
C/O THE KROGER CO
KELLY L REBLIN
1014 VINE ST
CINCINNATI, OH 45202

Employer Identification Number:
48-0196590
DLN:
17007038081011
Person to Contact:
MICHAEL RUPERT ID# 31368
Contact Telephone Number:
(513) 263-3570
Plan Name:
DILLON COMPANIES INC EMPLOYEES
PROFIT SHARING PLAN
Plan Number: 001

Dear Applicant:

We have made a favorable determination on the plan identified above based on the information you have supplied. Please keep this letter, the application forms submitted to request this letter and all correspondence with the Internal Revenue Service regarding your application for a determination letter in your permanent records. You must retain this information to preserve your reliance on this letter.

Continued qualification of the plan under its present form will depend on its effect in operation. See section 1.401-1(b)(3) of the Income Tax Regulations. We will review the status of the plan in operation periodically.

The enclosed Publication 794 explains the significance and the scope of this favorable determination letter based on the determination requests selected on your application forms. Publication 794 describes the information that must be retained to have reliance on this favorable determination letter. The publication also provides examples of the effect of a plan's operation on its qualified status and discusses the reporting requirements for qualified plans. Please read Publication 794.

This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

This determination letter gives no reliance for any qualification change that becomes effective, any guidance published, or any statutes enacted, after the issuance of the Cumulative List (unless the item has been identified in the Cumulative List) for the cycle under which this application was submitted.

This letter may not be relied on after the end of the plan's first five-year remedial amendment cycle that ends more than 12 months after the application was received. This letter expires on January 31, 2016. This letter considered the 2009 Cumulative List of Changes in Plan Qualification Requirements.

This determination letter is applicable for the amendment(s) executed

Letter 2002 (DO/CG)

-2- DILLON COMPANIES INC on 12/31/10 & 12/22/09. This determination letter is applicable to our review of the working copy of the plan and the associated amendments submitted with your application. The information on the enclosed addendum is an integral part of this determination.  Please be sure to read and keep it with this letter. We have sent a copy of this letter to your representative as indicated in the Form 2848 Power of Attorney or appointee as indicated by the Form 8821 Tax Information Authorization. If you have questions concerning this matter, please contact the person whose name and telephone number are shown above. Sincerely, Andrew E. Zuckerman Director, EP Rulings & Agreements Enclosures: Publication 794 Addendum Letter 2002 (DO/CG)